Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168426) pertaining to the Statoil North America, Inc. 2004 Employee Share Purchase Plan and the Registration Statement (Form F-3 No. 333-188327) of Statoil ASA and Statoil Petroleum AS and in the related Prospectus, of our report dated 13 March 2012, with respect to the consolidated financial statements of Statoil ASA for the year ended 31 December 2011, included in this Annual Report (Form 20-F) for the year ended 31 December 2013.

/s/Ernst & Young AS
Norway
21 March 2014